Exhibit 10.3

JOINDER

This JOINDER (“Joinder”) to the Tax Receivable Agreement (as defined below) is dated as of May 29, 2015, and is entered into by and among RE/MAX Holdings, Inc., a Delaware corporation (“Holdings”), Weston Presidio V, L.P., a Delaware limited partnership (“Transferor”), and Oberndorf Investments LLC, a Delaware limited liability company (“Permitted Transferee”).

WHEREAS, on the date hereof, the Permitted Transferee acquired (the “Acquisition”) the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement (as defined below) with respect to Preferred Units and Common Units that were previously sold by Transferor as described and set forth in greater detail in Annex A to this Joinder (the “Interest”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6 of that certain Tax Receivable Agreement, dated as of October 7, 2013, by and between Holdings and Transferor (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Permitted Transferee hereby agrees as follows:

Section 1.1.Definitions.  To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2.Joinder.

(a) Permitted Transferee hereby is becoming a Party to the Tax Receivable Agreement for all purposes of the Tax Receivable Agreement and to the extent of the Interest.  For the avoidance of doubt, Permitted Transferee hereby acknowledges and agrees that it is bound by Section 7.12 (Confidentiality) of the Tax Receivable Agreement.    Permitted Transferee further acknowledges and agrees that with respect to information acquired pursuant to the Agreement, any Person that obtains such information from the Permitted Transferee pursuant to Permitted Transferee’s operating agreement or otherwise shall be bound by restrictions comparable to and no less restrictive than those set forth in Section 7.12 (Confidentiality) of the Tax Receivable Agreement.

(b) Transferor acknowledges and agrees that it shall continue to be bound by Section 7.12 (Confidentiality) of the Tax Receivable Agreement with respect to information obtained by Transferee pursuant to the Tax Receivable Agreement, as well as by such other provisions of the Tax Receivable Agreement to the extent applicable to Transferor following the Acquisition of the Interest by Permitted Transferee.

Section 1.3.  Notice.  Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.4.Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware (without regard to any choice of law rules thereunder).

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IN WITNESS WHEREOF, this Joinder has been duly executed and delivered as of the date first above written.

OBERNDORF Investments LLC
By:	Oberndorf Enterprises, LLC
Its Manager

By:	/s/ William E. Oberndorf
Name:	William E. Oberndorf
Title:	Chairman

Address for Notices:

Oberndorf Enterprises, LLC
615 Front Street
San Francisco, CA 94111
Attn: William Oberndorf
Facsimile: (415) 772-8250

RE/MAX Holdings, Inc.

By:	/s/ David Metzger
Name:	David Metzger
Title:	Chief Operating Officer

Weston Presidio V, L.P.

By:	/s/ Therese Mrozek
Name:	Therese Mrozek
Title:	Chief Operating Officer

ANNEX A

Common Unit Holders and Transfers

Preferred Units	Common Units

On October 7, 2013, RMCO, LLC’s Class A preferred membership interest was converted into (i) a new preferred membership interest that reflected Weston Presidio V L.P.’s liquidation preference of $49,850,000 and (ii) a common interest in the form of new Common Units that reflected Weston Presidio’s pro-rata share of the residual equity value of RMCO, LLC on October 7, 2013.

Weston Presidio V., L.P. redeemed all 3,750,000 Common Units at a price per Common Unit equal to the public offering price per share of RE/MAX Holdings’ Class A common stock, less underwriting discounts, totaling $76,931,250.